Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the

First Quarter Ended March 31, 2024

HOUSTON, TEXAS, May 1, 2024 / PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today reported financial results for the three months ended March 31, 2024.

First quarter 2024 Highlights

•	Net loss of $9.0 million, or $0.62 per share
•	Adjusted net loss, as defined below, of $7.3 million, or $0.50 per share
•	Adjusted EBITDA, as defined below, of $11.8 million
•	Adjusted net debt, as defined below, of $190.3 million
•	15.1 average rigs working during the quarter
•	Fully burdened margin per day of $11,829

In the first quarter of 2024, the Company reported revenues of $46.6 million, net loss of $9.0 million, or $0.62 per share, adjusted net loss (defined below) of $7.3 million, or $0.50 per share, and adjusted EBITDA (defined below) of $11.8 million. These results compare to revenues of $63.8 million, net income of $12.0 thousand, or $0.00 per diluted share, adjusted net income of $2.4 million, or $0.14 per diluted share, and adjusted EBITDA of $21.4 million in the first quarter of 2023, and revenues of $45.8 million, net loss of $26.0 million, or $1.84 per share, adjusted net loss of $8.6 million, or $0.61 per share, and adjusted EBITDA of $9.9 million in the fourth quarter of 2023.

Chief Executive Officer Anthony Gallegos commented, “Our financial results for the first quarter came in ahead of expectations driven by strong cost control across the Company’s operating and support functions and organizational changes made early during the quarter. From an operational perspective, during the quarter we relocated two additional rigs from the Haynesville to the Permian Basin and completed a 200-to-300 series conversion in the process. Today, all but one of our current operating rigs are 300 series rigs and we have scheduled our remaining 200 series rig for conversion later this year. Looking forward, while we expect our reported net average working rigs during the second quarter to remain flat compared to the first quarter driven by elevated rig churn in the market, we continue to be successful in placing rigs with customers with longer term drilling programs that we believe will reduce internal rig churn and create opportunities to increase our average operating rig count during the back half of the year.”

Quarterly Operational Results

In the first quarter of 2024, operating days remained relatively flat compared to the fourth quarter of 2023. The Company’s marketed fleet operated at 58% utilization and recorded 1,376 revenue days, compared to 1,744 revenue days in the first quarter of 2023, and 1,370 revenue days in the fourth quarter of 2023.

Operating revenues in the first quarter of 2024 totaled $46.6 million, compared to $63.8 million in the first quarter of 2023 and $45.8 million in the fourth quarter of 2023. Revenue per day in the first quarter of 2024 was $30,313, compared to $34,870 in the first quarter of 2023 and $31,508 in the fourth quarter of 2023. Sequential decreases in revenue per day were primarily due to decreases in contractual dayrates as legacy contracts rolled to current market rates.

Operating costs in the first quarter of 2024 totaled $30.8 million, compared to $37.5 million in the first quarter of 2023 and $31.5 million in the fourth quarter of 2023. Fully burdened operating costs were $18,484 per day in the first quarter of 2024, compared to $19,205 in the first quarter of 2023 and $19,195 in the fourth quarter of 2023. Reported cost per day excludes reactivation costs of $2.1 million in the fourth quarter of 2023. Sequential improvements in cost per day were primarily driven by organizational changes made during the first quarter of 2024. There were no reactivation costs in the first quarter of 2024 or first quarter of 2023.

Fully burdened rig operating margins in the first quarter of 2024 were $11,829 per day, compared to $15,665 per day in the first quarter of 2023 and $12,313 per day in the fourth quarter of 2023. The Company currently expects per day operating margins in the second quarter of 2024 to fall approximately 15% sequentially driven primarily by lower average dayrates as rigs recontract in the current market environment as well as slightly higher cost per day on a sequential basis.

Selling, general and administrative expenses in the first quarter of 2024 were $4.3 million (including $0.3 million of non-cash compensation), compared to $6.7 million (including $1.8 million of non-cash compensation) in the first quarter of 2023 and $5.7 million (including $1.2 million of non-cash compensation) in the fourth quarter of 2023. Sequential decreases in cash selling, general and administrative expenses primarily related to cost cutting initiatives implemented early in the first quarter of 2024. Sequential decreases in non-cash compensation expenses related to variable accounting on stock-based compensation that is tied to changes in the market price for the Company’s common stock at period end.

During the first quarter of 2024, the Company recorded interest expense of $9.9 million, including $2.7 million relating to non-cash amortization of Convertible Note debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net loss. During the first quarter of 2024, the Company redeemed $3.5 million of Convertible Notes at par plus accrued interest and paid in-kind $13.3 million of interest on the Convertible Notes. Looking forward, the Company has elected to pay in-kind interest on the Convertible Notes that will be due and payable on September 30, 2024.

Drilling Operations Update

The Company currently expects to operate approximately 15 net average rigs during the second quarter of 2024, with several rigs transitioning between customers during the quarter. The Company’s backlog of drilling contracts with original terms of six months or longer is $69.4 million. Approximately 70% of this backlog expires in 2024. This backlog excludes rigs operating on short-term pad-to-pad drilling contracts with original terms of less than six months.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the first quarter of 2024, net of asset sales and recoveries, were $8.2 million, and includes payments of $8.1 million relating to 2023 deliveries.

As of March 31, 2024, the Company had cash on hand of $6.9 million and a revolving line of credit with availability of $13.5 million. The Company reported adjusted net debt as of March 31, 2024 of $190.3 million, consisting of the full face amount of the outstanding Convertible Notes and outstanding borrowings under the Company’s revolving line of credit. Net working capital at March 31, 2024 was $9.3 million, representing a $6.3 million increase compared to December 31, 2023.

Conference Call Details

A conference call for investors will be held today, May 1, 2024, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company’s first quarter 2024 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 1527425. The replay will be available until May 8, 2024.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company’s expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$6,944	$5,565
Accounts receivable	27,188	31,695
Inventories	1,570	1,557
Prepaid expenses and other current assets	3,697	4,759
Total current assets	39,399	43,576
Property, plant and equipment, net	342,701	348,193
Other long-term assets, net	2,670	2,908
Total assets	$384,770	$394,677
Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$1,525	$1,226
Accounts payable	18,800	22,990
Accrued liabilities	9,783	16,371
Total current liabilities	30,108	40,587
Long-term debt, net (2)	170,378	154,549
Deferred income taxes, net	9,521	9,761
Other long-term liabilities	1,316	8,201
Total liabilities	211,323	213,098
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 15,369,536 and 14,523,124 shares issued, respectively, and 15,213,277 and 14,425,864 shares outstanding, respectively	152	144
Additional paid-in capital	623,174	622,169
Accumulated deficit	(445,780)	(436,794)
Treasury stock, at cost, 156,259 shares and 97,260 shares, respectively	(4,099)	(3,940)
Total stockholders’ equity	173,447	181,579
Total liabilities and stockholders’ equity	$384,770	$394,677

(1)As of March 31, 2024 and December 31, 2023, current portion of long-term debt includes $1.5 million and $1.2 million, respectively, of finance lease obligations.

(2)As of March 31, 2024 and December 31, 2023, long-term debt includes $2.2 million and $1.7 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Revenues	$46,636	$63,756	$45,830
Costs and expenses
Operating costs	30,816	37,460	31,472
Selling, general and administrative	4,337	6,727	5,683
Depreciation and amortization	11,826	10,854	11,055
Asset impairment, net	—	—	14,655
Gain on disposition of assets, net	(1,004)	(14)	(501)
Other expense	—	—	585
Total costs and expenses	45,975	55,027	62,949
Operating income (loss)	661	8,729	(17,119)
Interest expense	(9,878)	(8,719)	(9,763)
(Loss) income before income taxes	(9,217)	10	(26,882)
Income tax benefit	(231)	(2)	(932)
Net (loss) income	$(8,986)	$12	$(25,950)

(Loss) income per share:
Basic	$(0.62)	$0.00	$(1.84)
Diluted	$(0.62)	$0.00	$(1.84)
Weighted average number of common shares outstanding:
Basic	14,504	13,865	14,072
Diluted	14,504	13,881	14,072

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(8,986)	$12
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	11,826	10,854
Stock-based compensation	216	1,672
Gain on disposition of assets, net	(1,004)	(14)
Non-cash interest expense	6,487	11,619
Amortization of deferred financing costs	27	27
Amortization of Convertible Notes debt discount and issuance costs	2,720	2,378
Deferred income taxes	(231)	(13)
Credit loss expense	—	31
Changes in operating assets and liabilities
Accounts receivable	4,507	(2,094)
Inventories	(13)	(35)
Prepaid expenses and other assets	1,208	324
Accounts payable and accrued liabilities	(5,758)	(11,203)
Net cash provided by operating activities	10,999	13,558
Cash flows from investing activities
Purchases of property, plant and equipment	(9,974)	(18,835)
Proceeds from the sale of assets	1,783	748
Net cash used in investing activities	(8,191)	(18,087)
Cash flows from financing activities
Payments to redeem Convertible Notes	(3,500)	—
Borrowings under Revolving ABL Credit Facility	19,624	11,321
Repayments under Revolving ABL Credit Facility	(16,874)	(4,334)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	—	(34)
Purchase of treasury stock	(160)	—
Taxes paid for vesting of RSUs	(12)	(385)
Payments for finance lease obligations	(507)	(650)
Net cash (used in) provided by financing activities	(1,429)	5,918
Net increase in cash and cash equivalents	1,379	1,389
Cash and cash equivalents
Beginning of period	5,565	5,326
End of period	$6,944	$6,715

	Three Months Ended March 31,
	2024	2023

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$549	$419
Cash paid during the period for taxes	$110	$—
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(4,135)	$(5,091)
Additions to property, plant and equipment through finance leases	$1,513	$51
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(304)	$—

The following table provides various financial and operational data for the Company’s operations for the three months ended March 31, 2024 and 2023 and December 31, 2023. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company’s management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Number of marketed rigs end of period	26	26	26
Rig operating days (1)	1,376	1,744	1,370
Average number of operating rigs (2)	15.1	19.4	14.9
Rig utilization (3)	58%	75%	57%
Average revenue per operating day (4)	$30,313	$34,870	$31,508
Average cost per operating day (5)	$18,484	$19,205	$19,195
Average rig margin per operating day	$11,829	$15,665	$12,313

(1)	Rig operating days represent the number of days the Company’s rigs are earning revenue under a contract during the period, including days that standby revenue is earned. During the three months ended March 31, 2024 and 2023 and December 31, 2023, there were 14.0, 14.6 and 21.3 operating days in which we earned revenue on a standby basis, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)	Rig utilization is calculated as rig operating days divided by the total number of days the Company’s marketed drilling rigs are available during the applicable period.

(4)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $4.9 million, $3.0 million and $2.7 million during the three months ended March 31, 2024 and 2023, and December 31, 2023, respectively.

(5)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.9 million, $3.0 million and $2.7 million during the three months ended March 31, 2024 and 2023, and December 31, 2023, respectively; (ii) overhead costs of $0.4 million, $0.4 million and $0.5 million during the three months ended March 31, 2024 and 2023, and December 31, 2023, respectively; (iii) rig decommissioning costs of $0.6 million during the three months ended March 31, 2023; and (iv) reactivation costs of $0.1 million, zero and $2.1 million during the three months ended March 31, 2024 and 2023, and December 31, 2023, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company’s credit facility for purposes of determining the Company’s compliance with various financial covenants. The Company defines “adjusted net debt” as long-term notes (excluding long-term capital leases) plus accrued interest on its Convertible Notes less cash. The Company defines “adjusted net (loss) income” as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines “EBITDA” as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines “adjusted EBITDA” as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company’s credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net (loss) income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company’s stockholders to more effectively evaluate the Company’s operating performance and compliance with various financial covenants under the Company’s credit facility and compare the results of the Company’s operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s return on assets, cost of capital and tax structure. The Company’s presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company’s results will be unaffected by unusual or non-recurring items. The Company’s computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	March 31, 2024
Convertible Notes	$189,023
Revolving ABL Credit Facility	8,250
Less: Cash	(6,944)
Adjusted net debt	$190,329

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	March 31, 2024
Adjusted net debt	$190,329
Add back:
Cash	6,944
Long-term portion of finance lease obligations	2,204
Less:
Debt discount and issuance costs, net of amortization	(29,099)
Total reported long-term debt	$170,378

Reconciliation of Net (Loss) Income to Adjusted Net Loss:

	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
	Amount	Amount	Amount
(in thousands, except per share data)
Net (loss) income	$(8,986)	$12	$(25,950)
Add back:
Asset impairment, net (1)	—	—	14,655
Gain on disposition of assets, net (2)	(1,004)	(14)	(501)
Amortization of debt discount and issuance costs - Convertible Notes	2,720	2,378	2,567
Charge related to contract modification (3)	—	—	585
Adjusted net loss	$(7,270)	$2,376	$(8,644)
Add back dilutive effect of:
After-tax interest expense of Convertible Notes	—	4,622	—
Adjusted net loss - Diluted	$(7,270)	$6,998	$(8,644)

Adjusted net (loss) income per share - Basic	$(0.50)	$0.17	$(0.61)
Adjusted net (loss) income per share - Diluted	$(0.50)	$0.14	$(0.61)

Weighted average number of common shares outstanding - Basic	14,504	13,865	14,072
Weighted average number of common shares outstanding - Diluted	14,504	51,642	14,072

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
(in thousands)
Net (loss) income	$(8,986)	$12	$(25,950)
Add back:
Income tax benefit	(231)	(2)	(932)
Interest expense	9,878	8,719	9,763
Depreciation and amortization	11,826	10,854	11,055
Asset impairment, net (1)	—	—	14,655
EBITDA	12,487	19,583	8,592
Gain on disposition of assets, net (2)	(1,004)	(14)	(501)
Stock-based and deferred compensation cost	293	1,838	1,201
Charge related to contract modification (3)	—	—	585
Adjusted EBITDA	$11,776	$21,407	$9,877

(1)	During the three months ended December 31, 2023, we recorded an asset impairment charge of $14.7 million relating to idle equipment and capital spares.

(2)	Gain on disposition of assets, net, represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)	Represents a contract modification and extension with a customer.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211